Exhibit 99.1

Protagonist Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update

NDA for rusfertide submitted to the US Food and Drug Administration (FDA), with potential approval and launch this year

Company expects to opt-out of the 50:50 profit and loss sharing arrangement for rusfertide with Takeda during a 90-day window expected to open in Q2

U.S. regulatory decision for ICOTYDE™ (icotrokinra) anticipated in 2026 with potential launch this year

PN-881 Phase 1 completion expected by mid-2026

Pre-clinical pipeline expanded with novel wholly-owned candidates PN-477, an oral and s.c. triple GLP-GIP-GCG agonist and PN-458, an oral and s.c. dual GLP-GIP agonist, and PN-8047, an oral hepcidin functional mimetic

Cash, cash equivalents and marketable securities of $646 million as of December 31, 2025, anticipated to provide cash runway through at least end of 2028

NEWARK, Calif., February 25, 2026 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the fourth quarter and full year ended December 31, 2025 and provided a corporate update.

“In 2025, Protagonist reached new heights with multiple successful Phase 3 outcomes and two NDA filings of our partnered assets, ICOTYDE and rusfertide,” said Dinesh V. Patel, Ph.D., the Company’s President and CEO. “We see the next 12 to 24 months as a period of significant growth and value creation for Protagonist, driven by a combination of the anticipated regulatory and commercial milestones and royalties from ICOTYDE and rusfertide and the continued advancement of our robust R&D pipeline comprised of the oral IL-17 peptide antagonist, our obesity dual and triple agonists, and our oral hepcidin functional mimetic. We are well equipped to fund all our internal wholly owned programs to clinical proof-of-concept with the cash on hand and potential revenue from the partnered assets.”

Fourth Quarter 2025 Recent Developments and Upcoming Milestones

Rusfertide

Under the terms of its License and Collaboration Agreement with Takeda Pharmaceuticals USA, Inc., Protagonist has the right to opt out of the 50:50 profit and loss sharing arrangement in the U.S. during the 90-day period beginning 120 days after filing of a New Drug Application with the FDA for Rusfertide for polycythemia vera. We currently expect to exercise that right in the second quarter of 2026.

ICOTYDE™ (Icotrokinra)

•	A U.S. regulatory decision is anticipated in 2026, followed by commercial launch this year, if FDA approval is granted.

•	Primary endpoint enrollment completion is expected in 2026 for:

o	The Phase 3 ICONIC-ASCEND multicenter, randomized, double-blind, placebo-controlled and ustekinumab active comparator-controlled study to evaluate the efficacy and safety of icotrokinra for the treatment of participants with moderate to severe plaque psoriasis (NCT06934226).

o	The Phase 3, multicenter, randomized, double-blind, placebo-controlled study evaluating the efficacy and safety of icotrokinra for the treatment of biologic-naïve participants with active psoriatic arthritis (NCT06878404).

Clinical Programs

The Company expects its Phase 1 study of PN-881 to be complete by mid-2026, informing subsequent clinical development plans.

Discovery Programs

•	Recently, Protagonist announced two new wholly owned development candidates:

o	PN-458, a novel dual GLP-GIP agonist for obesity, and

o	PN-8047, an oral hepcidin functional mimetic complementing rusfertide, an injectable hepcidin mimetic.

•	Additionally, the Company added IL-4Rα and amylin as high-priority discovery programs to further expand and strengthen its pipeline.

Fourth Quarter and Full Year 2025 Financial Results

Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents, and marketable securities as of December 31, 2025, were $646.0 million as compared to $559.2 million in the previous year.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
	(Unaudited)
License and collaboration revenue	$7,437	$170,638	$46,016	$434,433
Research and development expense	$46,358	$34,904	$159,290	$138,128
General and administrative expense	$11,434	$8,954	$44,853	$43,462
Net (loss) income	$(44,384)	$131,674	$(130,149)	$275,188
Basic earnings (loss) per share	$(0.69)	$2.11	$(2.05)	$4.47
Diluted earnings (loss) per share	$(0.69)	$1.98	$(2.05)	$4.23

Revenue: License and collaboration revenue is derived from the Company’s License and Collaboration Agreement with JNJ, (the “JNJ Agreement”), and its License and Collaboration Agreement with Takeda (the “Takeda Agreement”).

•	License and collaboration revenue decreased by $163.2 million from $170.6 million for the fourth quarter of 2024 to $7.4 million for the fourth quarter of 2025. License and collaboration revenue decreased by $388.4 million from $434.4 million for the full year 2024 to $46.0 million for the full year 2025. The decrease in revenue was primarily attributable to lower milestone and collaboration revenue, which is highly variable and dependent upon factors such as the timing of when regulatory and sales milestones are achieved, if at all, and the accounting for any upfront payments associated with any existing or new agreements.

•	License and collaboration revenue of $7.4 million for the fourth quarter of 2025 was comprised of development services we provided during the period under the Takeda Agreement. License and collaboration revenue of $170.6 million for the fourth quarter of 2024 included (i) achievement of a non-refundable $165.0 milestone under the JNJ Agreement, and (ii) development services we provided during the period under the Takeda Agreement.

•	License and collaboration revenue of $46.0 million for the full year 2025 was comprised of (i) proportional recognition of a $25.0 million milestone earned from Takeda in Q1 25, and (ii) development services we provided during the period under the Takeda agreement. License and collaboration revenue of $434.4 million for the full year 2024 included (i) $254.1 million of the $300.0 million initial transaction price for the Takeda Agreement allocated to the rusfertide license upon effectiveness of the agreement, (ii) achievement of a non-refundable $165.0 milestone under the JNJ Agreement earned in Q4 24, and (iii) development services we provided during the period under the Takeda Agreement.

Research and Development Expenses: Increased by $11.5 million and $21.2 million for the fourth quarter and full year 2025, respectively, from the prior year periods. The increases were due primarily to increases in drug discovery and pre-clinical research expenses, including expenses related to our IL-17 product candidate PN-881 and our obesity product candidates.

General and Administrative Expenses: Increased by $2.5 million for the three months ended December 31, 2025, from the prior year period primarily due to increases in professional services and personnel-related expenses. The increase of $1.4 million for the full year 2025 as compared to the prior year was primarily due to increases in professional services and personnel-related expenses, partially offset by $4.6 million in one-time advisory and legal fees in 2024 related to the Takeda Agreement.

Net (Loss) Income: Net loss was $44.4 million, or $0.69 per basic share and diluted share, for the fourth quarter of 2025 as compared to net income of $131.7 million, or $2.11 per basic share and $1.98 per diluted share, for the fourth quarter of 2024. Net loss was $130.1 million, or $2.05 per basic share and diluted share, for the full year 2025, as compared to net income of $275.2 million, or $4.47 per basic share and $4.23 per diluted share, for the full year 2024.

About Protagonist
Protagonist Therapeutics is a discovery through late-stage development biopharmaceutical company. Two novel peptides derived from Protagonist's proprietary discovery platform are currently in advanced Phase 3 clinical development, with a New Drug Application (NDA) for ICOTYDETM (icotrokinra) under review at the FDA and an NDA for rusfertide submitted in December 2025. ICOTYDE is a first-in-class investigational targeted oral peptide that selectively blocks the Interleukin-23 receptor ("IL-23R"), which is licensed to Janssen Biotech, Inc., a Johnson & Johnson company. Following ICOTYDE's joint discovery by Protagonist and Johnson & Johnson scientists pursuant to the companies' IL-23R collaboration, Protagonist was primarily responsible for the development of Icotyde through Phase 1, with Johnson & Johnson assuming responsibility for development in Phase 2 and beyond. Rusfertide, a mimetic of the natural hormone hepcidin, is currently in development for the rare blood disorder polycythemia vera. Rusfertide is being co-developed and may be co-commercialized with Takeda Pharmaceuticals pursuant to a worldwide collaboration and license agreement under which the Company was primarily responsible for development through NDA filing. The Company also has a number of preclinical stage drug discovery programs addressing clinically and commercially validated targets including an oral IL-17 peptide antagonist, obesity dual and triple agonists, an oral hepcidin functional mimetic, and the recently announced IL-4 and amylin programs.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at https://www.protagonist-inc.com/.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding potential timing of regulatory actions, clinical trial results and potential revenue from the Company’s collaborations with Takeda and Johnson & Johnson. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors
cdavis@lifesciadvisors.com
+1 212 915 2577

Media Relations Contact

Virginia Amann
ENTENTE Network of Companies

virginiaamann@ententeinc.com
+1 833 500 0061 ext 1

PROTAGONIST THERAPEUTICS, INC.

Consolidated Statements of Operations

(Amounts in thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
License and collaboration revenue	$7,437	$170,638	$46,016	$434,433
Operating expense:
Research and development (1)	46,358	34,904	159,290	138,128
General and administrative (1)	11,434	8,954	44,853	43,462
Total operating expense	57,792	43,858	204,143	181,590
Loss (income) from operations	(50,355)	126,780	(158,127)	252,843
Interest income	6,761	6,853	28,789	26,315
Other (expense) income, net	(124)	31	27	250
(Loss) income before income tax expense	(43,718)	133,664	(129,311)	279,408
Income tax expense	666	1,990	838	4,220
Net (loss) income	$(44,384)	$131,674	$(130,149)	$275,188
Net (loss) income per share, basic	$(0.69)	$2.11	$(2.05)	$4.47
Net (loss) income per share, diluted	$(0.69)	$1.98	$(2.05)	$4.23
Weighted-average shares used to compute net (loss) income per share, basic	64,031,592	62,328,468	63,573,048	61,566,989
Weighted-average shares used to compute net (loss) income per share, diluted	64,031,592	66,406,817	63,573,048	65,077,722

(1) Amount includes non-cash stock-based compensation expense.

Stock-based Compensation

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Research and development	$6,121	$5,322	$26,422	$20,919
General and administrative	4,580	3,771	19,552	16,635
Total stock-based compensation expense	$10,701	$9,093	$45,974	$37,554

PROTAGONIST THERAPEUTICS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$646,002	$559,165
Working capital	532,133	544,243
Total assets	668,188	744,725
Deferred revenue	9,550	30,567
Accumulated deficit	(470,671)	(340,522)
Total stockholders' equity	614,707	675,295